EXHIBIT 99.1

For Immediate Release	Contact:
Elaine Grimsell Beckwith Neurogen Corp. 203-315-4615 elaine_beckwith@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
FIRST QUARTER 2005 FINANCIAL RESULTS

Branford, CT, May 3, 2005 — Neurogen Corporation (Nasdaq: NRGN ), a drug discovery and development company, today announced financial results for the first quarter of 2005. For the three months ended March 31, 2005, Neurogen recognized a net loss of $8.1 million, or $0.24 per share on 34.2 million shares outstanding. This compares to a net loss of $7.1 million, or $0.36 per share on 19.4 million shares outstanding, during the comparable three month period of 2004. The decrease in net loss per share reflects the impact of 14.3 million shares issued in April 2004 in a private placement led by Warburg Pincus LLC and Baker Brothers Investments.

Neurogen's total cash and marketable securities as of March 31, 2005 totaled $140.9 million as compared to $151.8 million as of December 31, 2004.

William H. Koster, Ph.D., President and CEO said, "Our scientists at Neurogen have continued to make rapid progress in our four major programs during the first quarter of 2005. We entered the clinic with our proprietary lead insomnia compound, NG2-73, in mid-December 2004 and the Phase I treatment of normal, healthy subjects to evaluate safety and pharmacokinetics is continuing to progress. We also continue to work towards the clinic in our other key programs: VR1 antagonists for pain and other indications, partnered with Merck; CRF1 antagonists for stress-related disorders, and MCH1 antagonists for obesity—both of which are programs wholly-owned by Neurogen.

"Due to our solid cash position, we're able to more fully exploit the capabilities of our drug discovery platform and have the flexibility to selectively retain rights to drug programs which we'd like to advance into later stage development ourselves. We will still partner select programs in early development with the purpose of sharing risk and raising capital to support on-going clinical programs. Our intention is to achieve a balance of partnered and wholly-owned programs that provides the greatest value and best risk-benefit profile for our shareholders."

Operating revenue for the first quarter of 2005 decreased 38% to $2.0 million from $3.2 million for the first quarter of 2004. The decrease is due primarily to lower license fees and research funding for the current quarter as a result of the previously-announced termination of the Company's collaboration with sanofi-aventis to develop CRF-based drugs to treat stress-related disorders following the recent merger of Sanofi-Synthelabo and Aventis Pharma.

Research and development expenses, excluding non-cash stock compensation charges, for the first quarter of 2005 decreased 6% to $8.2 million from $8.8 million in the first quarter of 2004. The decrease for the quarter was due primarily to lower expenditures for preclinical and clinical development, as compared to the comparable period in 2004.

General and administrative expenses, excluding non-cash stock compensation charges, for the first quarter of 2005 increased 28% to $2.2 million, compared to $1.7 million for the same period in 2004. The increase was due primarily to legal fees and audit and consulting expenses related to the Company's compliance with the Sarbanes-Oxley Act of 2002, as well as to increased compensation costs.

Webcast
Dr. Koster and Stephen Davis, Executive Vice President and Chief Business Officer, will host a conference call and webcast to discuss today's announcements at 10:00 a.m. EDT on May 3, 2005. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived on the website until December 31, 2005. A replay of the call will be available after 1:00 pm ET on May 3, 2005 and accessible through the close of business, May 10, 2005. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 69480380.

About Neurogen Corporation
Neurogen Corporation targets small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, including pain, insomnia, depression, inflammation, and obesity. Neurogen has generated a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. Neurogen conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies to obtain additional resources and to access complementary expertise.

The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent Form 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, test ing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

Operating revenues:
License fees	$ 906	$ 1,250
Research revenues	1,050	1,902

Total operating revenues	1,956	3,152

Operating expenses:
Research and development
Stock compensation	244	74
Other R&D	8,241	8,755

Total R&D	8,485	8,829

General and administrative
Stock compensation	153	155
Other G&A	2,178	1,700

Total G&A	2,331	1,855

Total operating expenses	10,816	10,684

Operating loss	(8,860)	(7,532)

Other income, net	794	468

Net loss	$ (8,066)	$ (7,064)

Loss per share:
Basic and diluted	$ (0.24)	$ (0.36)

Shares used in calculation of loss per share:
Basic and diluted	34,243	19,409

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	March 31, 2005	December 31, 2004

Assets

Cash and cash equivalents	$ 4,436	$ 14,831
Marketable securities	136,502	136,954

Total cash and marketable securities	140,938	151,785
Receivables from corporate partners	182	286
Other current assets, net	2,144	2,524

Total current assets	143,264	154,595

Net property, plant & equipment	28,928	28,908
Other long-term assets	294	320

Total assets	$172,486	$183,823

Liabilities and Stockholders' Equity

Total current liabilities	$ 8,941	$ 10,392
Total long term liabilities	21,446	22,709

Total liabilities	30,387	33,101

Total stockholders' equity	142,099	150,722

Total liabilities and stockholders' equity	$172,486	$183,823